Exhibit 3.6



                Fourth Amendment to Certificate of Incorporation

                            CERTIFICATE OF AMENDMENT
                                       TO
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                               AMERICAN BIO MEDICA

                Under Section 805 of the Business Corporation Law
                            of the State of New York
                            _________________________

     It is hereby certified that:

     FIRST: The name of the Corporation is American Bio Medica Corporation.

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on April 10, 1986 under the name, American Micro Media, Inc.

     THIRD: The amendments to the Corporation's Certificate of Incorporation effected by this Certificate of Amendment are as follows:

     The Corporation's Certificate of Incorporation presently authorized the issuance of 30,000,000 shares of which all are common shares, par value $.01 per share. The amendment would add 5,000,000 shares of new preferred stock, par value $.01 per share. As a result, the number of authorized shares will be 35,000,000 shares, par value $.01 per share, of which 30,000,000 shares will be common shares, par value $.01 per share, and 5,000,000 shares will be preferred shares, par value $.01 per share.

     FOURTH: To accomplish the foregoing amendment, the full text of Article "FOURTH" of the Corporation's Certificate of Incorporation is hereby amended to read as follows:

     FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 35,000,000 shares, par value $.01 per share of which 30,000,000 are common shares, $.01 par value per share and 5,000,000 are preferred shares, $.01 par value per share. The Board of Directors may divide the preferred shares into one or more series and issued such preferred shares from time to time with such preferences, privileges, limitations and relative rights as it may determine.

     FIFTH: The foregoing amendments to the Corporation's Certificate of Incorporation were authorized by vote of the Corporation's Board of Director, followed by the vote of the holders of a majority of all of the outstanding shares entitled to vote on said amendment.

     IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by use and are true and correct.

Dated: Ancramdale, New York
September 20, 1996

                                               s/Stan Cipkowski
                                               -----------------
                                               Stan Cipkowski, President

                                               s/Edmund Jaskiewicz
                                               --------------------
                                               Edmund Jaskiewicz, Secretary